Exhibit 7 (a)





                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 11 to the Registration Statement on Form S-6 (Registration No. 33-91938) relating to the Varitrak policy, of our report dated February 28, 2002 relating to the consolidated financial statements of National Life Insurance Company and our report dated March 29, 2002 relating to the financial statements of the National Variable Life Insurance Account - Varitrak Segment, both of which appear in the Prospectus dated May 1, 2002, which is incorporated by reference in this Post-Effective Amendment No. 11. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PricewaterhouseCoopers LLP
Boston, Massachusetts
August 30, 2002